UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 14, 2018

Arcosa, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-38494	82-5339416
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	972-942-6500
Not Applicable
Former name or former address, if changed since last report
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 14, 2018, Arcosa Materials, Inc. (“Buyer”), a Delaware corporation and wholly-owned subsidiary of Arcosa, Inc. (the “Company”), and Arcosa MS1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Merger Sub”), entered into a Purchase Agreement and Plan of Merger (the “Purchase and Merger Agreement”) with Harrison Gypsum Holdings, LLC, a Delaware limited liability company (“ACG Materials”), H.I.G. - HGC, LLC, a Delaware limited liability company (“HIG Seller”), and H.I.G. - HGC, LLC, in its capacity as the Representative of the unitholders of ACG Materials. Based in Norman, Oklahoma, ACG Materials (through its operating subsidiaries) mines, mills, processes, and distributes a broad range of specialty materials and aggregates. Its primary products are sold to infrastructure and building products markets, as well as to the agriculture, food, and pharmaceutical industries. ACG Materials’ operating facilities are located in Texas, Florida, Oklahoma, Kansas, Missouri, Washington, Nevada, and British Columbia.

Pursuant to the Purchase and Merger Agreement, at the closing of the Transaction, Buyer will acquire from HIG Seller all of the issued and outstanding shares of capital stock of H.I.G.-HGC Holdings, Inc., a Delaware corporation (“HIG Holdco”) and the holder of a majority of the issued and outstanding membership units of ACG Materials (the “Stock Purchase”), and Merger Sub will merge with and into ACG Materials, with ACG Materials surviving the merger and becoming an indirect wholly-owned subsidiary of Buyer (the “Merger” and, together with the “Stock Purchase” and all transactions contemplated by the Purchase and Merger Agreement, the “Transaction”), for a cash purchase price of approximately $315 million, upon the terms and subject to the conditions set forth in the Purchase and Merger Agreement.

The Purchase and Merger Agreement includes customary representations, warranties and covenants. The closing of the Transaction is subject to customary closing conditions, including, among others, (i) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of legal restraints preventing the consummation of the acquisition, (iii) the receipt of letters of transmittal executed by the unitholders of ACG Materials that, when combined with the issued and outstanding membership units of ACG Materials owned by HIG Holdco, represent 94.5% of the issued and outstanding Class A Common Units of ACG Materials, and (iv) the issuance of (or binding commitment to issue) a representations and warranties insurance policy issued in the name of Buyer. In connection with the consummation of the Transaction, Buyer intends to purchase an environmental insurance policy insuring against specific environmental conditions at certain ACG Materials locations.

The Purchase and Merger Agreement contains certain termination rights for Buyer and ACG Materials, including the right to terminate the Purchase and Merger Agreement if the Transaction has not been consummated by January 15, 2019 (unless a breach of the Purchase and Merger Agreement by the party seeking termination has substantially contributed to the failure of, or has prevented, the consummation of the Transaction by such date).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcosa, Inc.

November 16, 2018	By:	/s/ Bryan P. Stevenson
Name: Bryan P. Stevenson
Title: Chief Legal Officer